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                                                                     EXHIBIT 4.4

                               AMENDMENT NO. 3 TO
                                RIGHTS AGREEMENT


         THIS AMENDMENT NO. 3 (the "Amendment"), dated as of July 30, 2002, is between CHOICEPOINT INC., a Georgia corporation (the "Company"), and SUNTRUST BANK, a Georgia banking corporation, as Rights Agent (the "Rights Agent").


                                    RECITALS

         A. The Company and the Rights Agent are parties to a Rights Agreement, dated as of October 29, 1997, as amended by (1) Amendment No. 1 to the Rights Agreement, dated as of June 21, 1999, by and between the Company and the Rights Agent, and (2) Amendment No. 2 to the Rights Agreement, dated as of February 14, 2000, by and between the Company and the Rights Agent (as previously amended, the "Rights Agreement"). Capitalized terms not defined herein have the meanings given them in the Rights Agreement.

         B. On October 19, 1999, the Company declared a 2-for-1 stock split, which was effected in the form of a stock dividend payable on November 24, 1999 to the Company's shareholders of record on November 10, 1999 (the "1999 Stock Split").

         C. Under Section 11(a)(i) of the Rights Agreement, the Purchase Price for the Rights was adjusted from $180 to $90 in connection with the 1999 Stock Split.

         D. On January 31, 2001, the Company declared a 3-for-2 stock split, which was effected in the form of a stock dividend payable on March 7, 2001 to the Company's shareholders of record on February 16, 2001 (the "2001 Stock Split").

         E. Under Section 11(a)(i) of the Rights Agreement, the Purchase Price for the Rights was adjusted from $90 to $60 in connection with the 2001 Stock Split.

         F. On April 25, 2002, the Company declared a 4-for-3 stock split, which was effected in the form of a stock dividend payable on June 6, 2002 to the Company's shareholders of record on May 16, 2002 (the "2002 Stock Split, " the 1999 Stock Split, the 2001 Stock Split, and the 2002 Stock Split sometimes being referred to collectively herein as the "Stock Splits").

         G. Under Section 11(a)(i) of the Rights Agreement, the Purchase Price for the Rights was adjusted from $60 to $45 in connection with the 2002 Stock Split.

         H. Pursuant to a resolution duly adopted on July 30, 2002, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement so that the Purchase Price therein will be increased, after giving effect to the Stock Splits, to $180 per Common Share.

         I. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Amendment of Subparagraph (r) of Section 1. Subparagraph (r) of Section 1 of the Rights Agreement is amended by deleting Subparagraph (r) of
Section 1 of the Rights Agreement in its entirety, as it currently reads, and by substituting in its place a new Subparagraph (r) of Section 1 of the Rights Agreement, as follows:

         "Effective July 30, 2002, 'Purchase Price' shall mean $180 per Common Share, and shall be subject to further adjustment from time to time as provided in this Agreement."

         2. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

         3. Ratification of Rights Agreement. Each of the parties hereto agrees that all covenants, terms, and provisions of the Rights Agreement not modified or amended by this Amendment are hereby ratified and confirmed.

         4. Effectiveness. This Amendment shall be deemed effective as of July 30, 2002. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.



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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to the Rights Agreement effective as of the day and year first above written.


Attest:                                  CHOICEPOINT INC.,
                                         a Georgia corporation


  /s/  Mary M. Young                        /s/  J. Michael de Janes
--------------------------               ------------------------------------
Name: Mary M. Young                      Name:  J. Michael de Janes
Title: Assistant Secretary               Title: General Counsel and Secretary



Attest:                                  SUNTRUST BANK,
                                         as Rights Agent

/s/ Sue Hampton                          /s/ Letitia A. Radford
--------------------------               ------------------------------------
Name: Sue Hampton                        Name: Letitia A. Radford
Title: Vice President                    Title: Vice President


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